
                                                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                                        COMPUTATION OF EARNINGS PER SHARE
                                                  (Dollars in Thousands Except Per Share Data)
                                                             Year Ended December 31

                                      2000          1999          1998          1997           1996
                                  -------------------------------------------------------------------
BASIC:
Net income                           $358,658      $331,287      $339,907      $224,184      $228,914
Weighted average number of
  common shares outstanding       303,191,966   297,992,048   294,755,783   283,795,670   284,219,045
Net income per share - Basic            $1.18         $1.11         $1.15         $ .79         $ .81

DILUTED:

Net income                           $358,658      $331,287      $339,907      $224,184      $228,914
After tax interest savings
  on assumed conversion of
  subordinated debentures(1)(2)            --            --            --         5,929         6,410
Add:  Dividends paid net of
  related income tax applicable
  to the Restricted Stock Plan            666           631           541           447           384
                                  -------------------------------------------------------------------
Net income, as adjusted              $359,324      $331,918      $340,448      $230,560      $235,708
                                  ===================================================================

Weighted average number of
  common shares outstanding       303,191,966   297,992,048   294,755,783   283,795,670   284,219,045
Assumed conversion of
  subordinated debentures(1)(2)            --            --            --     8,020,582     8,933,004
Weighted average number of
  incremental shares in
  connection with assumed
  exercise of stock options         6,110,212     7,310,725     6,924,013     6,508,296     4,438,746
Weighted average number of
  incremental shares in
  connection with the
  Restricted Stock Plan             3,350,631     3,536,805     3,453,838     3,277,294     3,211,128
                                  -------------------------------------------------------------------
Total                             312,652,809   308,839,578   305,133,634   301,601,842   300,801,923
                                  ===================================================================
Diluted earnings per share data:
Net income per share - diluted          $1.15         $1.07         $1.12         $ .76         $ .78

All share data for prior periods have been adjusted the two-for-one stock split effective July 15, 1999.

-----------------
[FN]

(1) The computation of diluted EPS for 2000, 1999 and 1998 excludes the assumed conversion of the 1.87% and 1.80% Convertible Subordinated Notes due 2006 and 2004, respectively, because they were antidilutive.

(2) The computation of diluted EPS for 1997 and 1996 excludes the assumed conversion of the 1.80% Convertible Subordinated Notes due 2004 because they were antidilutive.